UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
---------------
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2013

Kraig Biocraft Laboratories, Inc.
(Exact name of Registrant as specified in charter)

Wyoming	333-146316	83-0459707
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

120 N. Washington Square, Suite 805, Lansing, Michigan	48933
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (517) 336-0807

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

Reference is made to the disclosure set forth under Item 3.03 of this report, which disclosure is incorporated herein by reference. The Company issued these securities in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 Act and Regulation D promulgated thereunder. This current report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitution an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 3.03 Material Modification to Rights of Security Holders

Effective December 17, 2013, Kraig Biocraft Laboratories, Inc., a Wyoming corporation (the “Company”) amended its Articles of Incorporation to designate Series A of the Company’s preferred stock, no par value. Under the amendment, there are two shares of Series A preferred stock authorized.

The holder of each share of the Series A preferred stock is entitled to vote together with the holders of the Company’s common stock on all matters upon which the Company’s stockholders may vote.  Each share of Series A preferred stock is entitled to 200,000,000 votes on all such matters. Each share of Series A Preferred Stock is convertible into one share of the Company’s common stock at the holder’s option.  On December 19, 2013, the Company issued two shares of Series A preferred stock to Kim Thompson, the Company’s founder and CEO.

The shares of Series A preferred were issued to Mr. Thompson in exchange for an agreement to extend to October, 30, 2014 the date on which the Company would pay certain debts owed to Mr. Thompson.  As part of the transaction, Mr. Thompson also agreed to forgive $30,000.00 (thirty thousand dollars) which the Company owed to him as compensation.

The foregoing description of the Articles of Amendment is qualified in its entirety by the text of the amendment annexed hereto as Exhibit 3.1.

Item 5.03   Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

Reference is made to the disclosure set forth under Item 3.03 of this report, which disclosure is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

3.1	Articles of Amendment

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraig Biocraft Laboratories, Inc.

Dated: December 19, 2013	By:	/s/ Kim Thompson
Name: Kim Thompson
Title: Chief Executive Officer